Exhibit 99

NEWS

FOR IMMEDIATE RELEASE

Contacts:
Maryellen Thielen	Robert Block
Media Relations	Investor Relations
(847) 402-5600	(847) 402-2800

Allstate Announces June Catastrophe Loss Estimate

NORTHBROOK, Ill., July 19, 2012 - The Allstate Corporation (NYSE: ALL) today announced estimated catastrophe losses for the month of June 2012 of $440 million, pre-tax, and an estimated $820 million, pre-tax, for the second quarter 2012. Catastrophe losses occurring in the second quarter comprised 30 events at an estimated cost of $960 million, partially offset by favorable reestimates of prior reported catastrophes. Four events accounted for over half of the estimated loss for the quarter.

This announcement is made as part of Allstate’s previously announced plan to release month and quarter-to-date catastrophe losses when a monthly estimate exceeds $150 million. The company plans to release this information no later than the third Thursday of the following month.

The Allstate Corporation (NYSE: ALL) is the nation’s largest publicly held personal lines insurer, serving approximately 16 million households through its Allstate, Encompass, Esurance and Answer Financial brand names and Allstate Financial business segment. Allstate branded insurance products (auto, home, life and retirement) and services are offered through Allstate agencies, independent agencies, and Allstate exclusive financial representatives, as well as via www.allstate.com and 1-800 Allstate®, and are widely known through the slogan “You’re In Good Hands With Allstate®.

Forward-Looking Statements and Risk Factors

This news release contains forward-looking statements about catastrophe losses.  These statements are based on our estimates and assumptions that are subject to uncertainty.  These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995.  Management believes the estimated impact of catastrophe losses, including net loss reserves, are appropriately established and recorded based on available facts, information, laws and regulations.  However, actual results may differ materially from those projected in the forward-looking statements in this news release and from the amounts currently recorded for a variety of reasons, including the following:

➢               Our policyholders’ ability to report and our ability to adjust claims have been impeded by the extent of the devastation and the number of areas affected.

➢               It is particularly difficult to assess the extent of damage in the initial stages of adjusting residential property losses.

➢               Our estimate for the ultimate costs of repairs may not prove to be correct because of increased demand for services and supplies in the areas affected by the catastrophes.

➢               The number of incurred but not reported (IBNR) claims may be greater or less than currently anticipated.

We assume no obligation to update any forward-looking statements as a result of new information or future events or developments.

# # # #